Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and among

STRATHMORE HOLDINGS, LLC,

STRATHMORE PRODUCTS, INC.,

STRATHMORE PRODUCTS OF LONGVIEW, LLC,

STRATHMORE PRODUCTS OF HOUSTON, LLC,

SP WALLER, LLC,

ERIC T. BURR

and

WILLIAM M. UDOVICH

Effective as of April 1, 2015

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of 12:01 am on April 1, 2015 (the “Effective Date”), is made and entered into by and among Strathmore Holdings, LLC, a Delaware limited liability company (the “Purchaser”), Strathmore Products, Inc., a New York corporation (“Strathmore Products”), Strathmore Products of Longview, LLC, a New York limited liability company (“Strathmore Longview”), Strathmore Products of Houston, LLC, a Texas limited liability company (“Strathmore Houston”), SP Waller, LLC, a Texas limited liability company (“SP Waller” and, together with Strathmore Products, Strathmore Longview and Strathmore Houston, the “Sellers”), Eric T. Burr (“Burr”) and William M. Udovich (“Udovich” and, together with Burr, the “Shareholders”), and The Whitmore Manufacturing Company, a Delaware corporation that is the parent of the Purchaser (“Whitmore”).

RECITALS:

WHEREAS, upon and subject to the terms and conditions set forth herein, the Sellers propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Sellers, substantially all of the assets used or held for use by the Sellers in the conduct of their respective businesses, and the Purchaser proposes to assume certain of the liabilities and obligations of the Sellers as set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.15(a).

“AAA Rules” has the meaning set forth in Section 11.15(a).

“Accounting Referee” has the meaning set forth in Section 3.5(d).

“Accounts Receivable” means all trade accounts receivable and notes receivable evidencing obligations of third parties to make payment to the Sellers, excluding advances and receivables due from the Sellers and their Affiliates.

“Affiliate” of any specified Person means any other Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

“Allocation Principles” has the meaning set forth in Section 3.7.

“Arbiter” has the meaning set forth in Section 11.15(a).

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.1(l).

“Assumed Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3(b).

“Business” means the businesses of the Sellers on the date of this Agreement, including, without limitation, the manufacture or distribution of industrial coatings products and any services related thereto.

“Business Day” means any day except Saturday, Sunday or any day on which The Federal Reserve Bank of New York is closed for business.

“Cap” has the meaning set forth in Section 10.5(a).

“Cash” means cash, cash equivalents and marketable securities.

“Cash Consideration” has the meaning set forth in Section 3.1.

“Cause” shall include, but not be limited to, any of the following: (i) any material or repetitive violation of Whitmore or Purchaser policy, rule, regulation or directive, (ii) commission of an act of fraud, embezzlement, willful misconduct, dishonesty or breach of fiduciary duty, (iii) use (including being under the influence) or possession of illegal drugs, (iv) use of alcohol that impedes job performance; (v) violation of state or federal laws applicable to Whitmore or Purchaser, (vi) misappropriation of funds or of any corporate opportunity, (vii) commission of any act that would constitute a felony, (viii) gross, willful or wanton negligence in rendering services to Whitmore or Purchaser, (ix) conduct, whether in connection with the performance of duties as an employee or outside of employment, that could reasonably be expected to result in material prejudice to the interests of Whitmore or Purchaser if employee fails to cease such conduct immediately after receipt of notice by Whitmore or Purchaser to cease such conduct and (x) acceptance of employment with any other employer.

“Clay Remediation” has the meaning set forth in Section 7.12.

“Closing” means the consummation of the purchase and sale of the Assets, as set forth in Article VIII of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means, without duplication, (i) the principal of and accrued interest in respect of (A) any indebtedness of the Sellers (or indebtedness of a Shareholder on behalf of any Seller) for borrowed money and (B) any indebtedness of the Sellers evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Seller is responsible or liable; (ii) all obligations of the Sellers issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Sellers and all obligations of the Sellers under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice and included in the Assumed Liabilities); (iii) all obligations of the Sellers under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the Sellers for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of the Sellers for the payment of which any Seller is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (vi) all obligations of the type referred to in clauses (i) through (v) of another Person secured by any Lien on any asset or property of any Seller (whether or not such obligation is assumed by such Seller); (vii) any unpaid interest, fees, costs or expenses incurred in connection with any Indebtedness specified in clauses (i) through (vi) above or under any related facility; and (viii) any early termination or repayment penalties reasonably anticipated to be incurred upon the termination or repayment in full, on or about the Effective Date, of any Closing Date Indebtedness specified in clauses (i) through (vi) above or under any related facility.

“Closing Date Press Release” has the meaning set forth in Section 7.2.

“Closing Statement” has the meaning set forth in Section 3.2.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any applicable state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 4.3(a).

“Confidential Information” means any data or information concerning the Sellers (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information (i) is or becomes generally available to the public through means that do not involve a breach by any Seller or any Shareholder of any covenant or obligation set forth in this Agreement or (ii) is required to be disclosed by applicable Laws, including applicable securities laws and regulations.

“Contingent Consideration” has the meaning set forth in Section 3.1.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other arrangement or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Copyrights” means copyrights and registrations and applications therefor, works of authorship and mask work rights.

“Creditors’ Rights” has the meaning set forth in Section 4.2.

“Current Assets” means Cash (other than the Reserve Account), Accounts Receivable, inventories (excluding LIFO inventory reserve), employee advances, Pre-Paid Expenses and all other current assets of the Sellers, determined in accordance with GAAP as of the Effective Date and, to the extent inconsistent therewith, on the same basis as used in computing the sample Net Working Capital set forth on Exhibit A (the “Sample Working Capital”), which the parties hereto acknowledge and agree is for illustrative purposes only and was used to derive the Target Net Working Capital, including adjustments reflected thereon but excluding Cash.

“Current Liabilities” means accounts payable, accrued expenses, accrued payroll expenses, and all other current liabilities of the Sellers, excluding the current portion of debt, accrued interest and accrued Taxes, determined in accordance with GAAP, as of the Effective Date and, to the extent inconsistent therewith, on the same basis as used in computing the Sample Working Capital, including adjustments reflected thereon.

“Deferred Compensation Agreement” has the meaning set forth in Section 9.1(r)

“Deferred Compensation Escrow Amount” has the meaning set forth in Section 3.3(a)(iv).

“Direct Claim” has the meaning set forth in Section 10.3(c).

“Earnout Payment” has the meaning set forth in Section 3.6(a).

“Earnout Report” has the meaning set forth in Section 3.6(b).

“EBITDA” has the meaning set forth in Section 3.6.

“Employee” means any full-time or part-time employee of any Seller (including any member of management).

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes or has an obligation to make, contributions providing benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them

(whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental License, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release of Hazardous Materials.

“Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, rules of common law or other legal requirements, currently, previously or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto, and all analogous state laws.

“Environmental Licenses” means any License required by Environmental Laws for the operation of the Seller.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with any Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agent” has the meaning set forth in Section 3.3(a)(ii).

“Escrow Agreement” has the meaning set forth in Section 3.4.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Final Working Capital Schedule” means a statement of Net Working Capital, as finally determined pursuant to Section 3.5.

“Financial Statement Date” has the meaning set forth in Section 4.11.

“Financial Statements” has the meaning set forth in Section 4.11.

“FMLA” means the United States Family and Medical Leave Act.

“Fraud Claims” shall have the meaning set forth in Section 10.5(a).

“Fundamental Representations” shall have the meaning set forth in Section 10.5(a).

“FY 2017” has the meaning set forth in Section 3.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any international, national, provincial, regional, federal, state, municipal or local executive, legislative, judicial, regulatory or administrative agency, department, commission, board, bureau or other governmental or quasi-governmental authority or instrumentality.

“Hazardous Materials” means any pollutant, chemical or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, in each case that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Indemnity Escrow Amount” has the meaning set forth in Section 3.3(a)(ii).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith anywhere in the world: (a) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefore; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefore; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to any Seller of a right to use a third Person’s intellectual property rights.

“Interim Financial Statement Date” has the meaning set forth in Section 4.11.

“Interim Financial Statements” has the meaning set forth in Section 4.11.

“IRS” has the meaning set forth in Section 3.7.

“KATS Coatings” means a division of Whitmore engaged in the manufacture and distribution of water-based coatings in the automotive, aerospace, oil and gas, and construction industries.

“Knowledge” means with respect to any Shareholder, all facts known by such Shareholder, and with respect to any Seller, all facts known by Burr and/or Udovich or which reasonably should have been known by Burr and/or Udovich in the reasonably prudent exercise of his duties as an employee and executive officer of such Seller, under similar circumstances.

“Laws” means all laws, statutes, codes, ordinances, orders, rules, regulations, judgments, decrees, injunctions, franchises, permits, certificates, licenses, authorizations, or other directional requirements of any Governmental Entity.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations, certifications and other similar authorizations issued by any Governmental Entity or other Person, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including out-of-pocket amounts paid in settlement, costs of investigation and attorneys’ fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has or has had, or is reasonably likely to have a materially adverse effect on the financial condition, Business, results of operations, properties, assets or liabilities of any Seller as a whole, or the Assets as a whole and shall also include any state of facts, change, event or occurrence that shall have occurred or has been overtly threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or have been overtly threatened) materially impedes the ability of the Sellers to consummate the transactions contemplated hereby.

“Membership Interests” has the meaning set forth in Section 4.3(a)(ii).

“Net Working Capital” means the Current Assets included in the Assets less the Current Liabilities of the Sellers.

“Net Working Capital Escrow Amount” has the meaning set forth in Section 3.3(a)(iii).

“No Further Action Status” means (a) a written determination received from the Governmental Entity having jurisdiction over such matter that all Remedial Action required to meet industrial cleanup standards pursuant to applicable Environmental Law has been completed; and (b) if applicable Environmental Laws do not provide for such a written determination, or if, after commercially reasonable efforts by the Sellers, the relevant Governmental Entity has not responded to a request for such a determination, when all cleanup activities required to meet industrial cleanup standards pursuant to applicable Environmental Laws and conducted pursuant to a workplan approved by the appropriate Governmental Entity have been completed, and certified in writing as conforming to such criteria by an environmental professional reasonably acceptable to the Purchaser.

“Notice of Claim” has the meaning set forth in Section 10.3(c).

“Owned Property” has the meaning set forth in Section 4.6(a).

“Party” means, individually, the Purchaser, each Seller and each Shareholder.

“Parties” means, collectively, the Purchaser, the Sellers and the Shareholders.

“Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

“Payoff Letters” has the meaning set forth in Section 9.1(m).

“Permitted Encumbrances” means easements or rights of use of record created in favor of any public utility company for electricity, steam, gas, telephone, water or other service, and the corresponding right to install, use, maintain, repair and replace wires, cables, terminal boxes, lines, service connections, poles, mains and facilities, upon, under and across any of the Owned Property and such encumbrances set forth in Schedule 4.6.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Entity, or other organization.

“Plant Employees” has the meaning set forth in Section 7.3(h).

“Pre-Paid Expenses” shall mean all pre-paid expenses excluding (i) that portion of property taxes allocated to the Sellers after prorating such property taxes between the Purchaser and the Sellers as of the Effective Date and (ii) insurance payments.

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period ending on and including the Effective Date.

“Pro Rata Portion” with respect to any Shareholder means an amount equal to the product of (a) such Shareholder’s percentage ownership of the outstanding equity interests of the Sellers and (b) the Purchase Price as adjusted pursuant to Section 3.5.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Benefit Plan” means any Employee Benefit Plan maintained by the Purchaser or any of its Affiliates.

“Purchaser Basket” has the meaning set forth in Section 10.5(a).

“Purchaser Group Health Plan” has the meaning set forth in Section 7.3(b).

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 10.1.

“Real Property” has the meaning set forth in Section 4.6(a).

“Real Property Lease” has the meaning set forth in Section 4.6(a).

“Release” means any material release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Reserve Account” means approximately $800,000 held by Strathmore Products in reserve for the payment of warranty claims to Trinity Industries, Inc. or its Affiliates (“Trinity”). Schedule 1.1 sets forth the specific amounts held in the Reserve Account.

“Scheduled Licenses” has the meaning set forth in Section 4.26.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Seller or a Shareholder in connection with the transactions contemplated hereby.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained by any Seller or to which any Seller makes or has made, or has an obligation to make, contributions at any time or with respect to which any Seller has any liability or obligation.

“Seller Indemnified Parties” means the Sellers and the Shareholders and their respective Affiliates, and their respective officers, directors, managers, members, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Losses” has the meaning set forth in Section 10.2.

“Severance Costs” means severance and other costs and related benefits to which any Transferred Employee is entitled for any reason as a result of the termination of his employment with any Seller as of the Closing, including, without limitation, vacation pay, accrued salary, wages, commissions and bonuses (subject to customary withholdings).

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any source code and procedural code.

“SP Waller Membership Interests” has the meaning set forth in Section 4.3(a)(ii).

“Specifically Excluded Liabilities” has the meaning set forth in Section 2.4.

“Specified Employees” has the meaning set forth in Section 3.6(c).

“Strathmore Houston Membership Interests” has the meaning set forth in Section 4.3(a)(ii).

“Strathmore Longview Membership Interests” has the meaning set forth in Section 4.3(a)(ii).

“Target Net Working Capital” means an amount equal to $9,645,000.

“Taxes” means (i) all taxes, assessments, charges, duties, fees, imposts, levies and other charges of a Governmental Entity, including all income, franchise, capital stock, real property, ad valorem, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, severance, stamp, occupation, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar federal, state and local or foreign Law), or otherwise imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Territory” means the United States, Canada and Mexico.

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Trade Secrets” means discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, product formulations, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Sellers, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

“Transferred Employee” has the meaning set forth in Section 7.3(a).

“Transition Services Agreement” has the meaning set forth in Section 9.1(q).

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code by the United States Department of the Treasury.

“Working Capital Deficit” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

“Working Capital Schedule” means a statement of Net Working Capital, as delivered pursuant to Section 3.5(a).

“Working Capital Surplus” means the amount by which the Net Working Capital is more than the Target Net Working Capital.

Section 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, assume, acquire and accept from the Sellers, all right, title and interest of the Sellers in and to, except for the Excluded Assets, all of their respective assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, in existence on the Closing Date (such assets, properties and rights being referred to as the “Assets”), free and clear of all Liens. The

Assets shall include, without limitation, each Seller’s right, title and interest in and to the following assets, properties and rights:

(a) deposits, advances (including employee advances), Pre-Paid Expenses and credits;

(b) all accounts or notes receivable of, and any other amounts due to, such Seller, including the proceeds thereof and any security therefor;

(c) all inventory of such Seller, wherever located;

(d) all fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures, and all other tangible personal property, including those items set forth on Schedule 2.1(d);

(e) all Contracts, including the Contracts set forth on Schedule 2.1(e) (the “Assumed Contracts”);

(f) all causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, relating to the Assets or the Business;

(g) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights relating to the Assets or the Business;

(h) all Licenses, including those set forth on Schedule 4.26;

(i) the Intellectual Property and the Trade Secrets, and all Intellectual Property and Trade Secrets rights associated with the foregoing;

(j) all insurance claims, proceeds and awards receivable with respect to any of the Assets that arise from or relate to events occurring prior to or on the Closing Date;

(k) the Real Property;

(l) information, files, correspondence, records, data, plans, reports, and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Sellers in whatever media retained or stored, including computer programs and disks, provided however, the Purchaser shall provide copies of such of the foregoing to the Sellers and the Shareholders in the case of an audit or as shall be necessary in the defense of an action (or as a third party plaintiff in connection with the defense of an action) by any Governmental Authority or any other Person alleged against Sellers and/or Shareholders subsequent to Closing;

(m) all rights to Strathmore Products’ bank accounts, including the Reserve Account, and all Cash of any Seller as of the Effective Date and continuing until the Closing; and

(n) any and all goodwill related to or arising from the Sellers or the Business.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of any Seller (collectively, the “Excluded Assets”):

(a) rights to bank accounts of the Sellers other than Strathmore Products;

(b) any right, title or interest in and to any equity interest in such Seller;

(c) ownership and other rights with respect to the Seller Benefit Plans;

(d) (i) the certificate of incorporation and bylaws, minute books and shareholder records of such Seller and (ii) such other books and records relating to the organization, existence or capitalization of such Seller;

(e) the rights that accrue to such Seller hereunder and the agreements and instruments delivered to such Seller by the Purchaser pursuant to this Agreement;

(f) any claim, right, or interest in or to any refund for federal, state, or local franchise, income, or other Taxes or fees of any nature whatsoever for Pre-Closing Tax Periods and any interest (or similar amount) thereon; and

(g) any right, property or asset that is described on Schedule 2.2(g).

Section 2.3 Assumption of Assumed Liabilities.

(a) Except as provided in Section 2.3(b), and notwithstanding anything to the contrary contained herein, the Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of any Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and the Sellers shall retain responsibility for all such liabilities and obligations.

(b) Effective as of the Closing, the Purchaser shall assume and thereafter in due course pay, fully satisfy, discharge and perform in accordance with the terms thereof the following liabilities and obligations of the Sellers (collectively, the “Assumed Liabilities”):

(i) the obligations of the Sellers under each Assumed Contract, except to the extent such obligations are required to be performed on or before the Closing Date, or accrue and relate to the operation of the Business prior to the Closing Date;

(ii) all vacation pay, sick pay and personal (paid) time off (collectively, “Vacation Pay”). Nothing in this Section 2.3(b)(ii) shall be deemed to have an impact on, affect in any matter or alter the provisions of any collective bargaining agreements in place by the Sellers; and

(iii) the current liabilities of the Sellers set forth in (and in the amounts stated therein) the Final Working Capital Schedule, as set forth on Schedule 2.3(b) hereto.

Section 2.4 Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3(a), the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of any Seller (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”):

(a) relating to any liability or obligation (including accounts payable) owed to any Shareholder or Affiliate of such Seller;

(b) any Liability for (i) Taxes of such Seller (or any shareholder or Affiliate of such Seller) or relating to the Business, the Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of such Seller pursuant to Section 7.4 or (iii) other Taxes of such Seller (or any shareholder or Affiliate of such Seller) of any kind or description (including any Liability for Taxes of such Seller (or any shareholder or Affiliate of such Seller) that becomes a Liability of the Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) for any Closing Date Indebtedness;

(d) relating to guarantees of any indebtedness of any Person;

(e) relating to, resulting from, or arising out of, (i) claims made in pending suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of such Seller to perform any obligation (under any Law, License or Contract), in each case arising out of, or relating to, (v) acts or omissions that shall have occurred, (w) services performed or sold, (x) the ownership or use of the Assets, or (y) the operation of the Business, prior to the Closing Date;

(f) Environmental Costs and Liabilities associated with such Seller, the Assets or the Business and relating to any environmental, health or safety condition, violation of Environmental Law, a Release of Hazardous Materials, or any disposal of Hazardous Materials, in each case occurring on or before the Closing Date, including, but not limited to, any Releases of Hazardous Materials discovered as part of any investigation of the Assets conducted by the Purchaser, including the Clay Remediation;

(g) pertaining to any Excluded Asset;

(h) relating to, resulting from, or arising out of, any former operation of such Seller or an Affiliate that has been discontinued or disposed of prior to the Closing;

(i) under or relating to any Seller Benefit Plan, including any obligation or liability to make any payment or payments to any Person as a result of the transactions contemplated hereby, whether or not such liability or obligation arises prior to, on or following the Closing Date;

(j) relating to, resulting from or arising out of the employment or termination of any current or former employees of such Seller, including, without limitation, the termination of any current employees of such Seller on the Closing Date pursuant to this Agreement; and

(k) arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of such Seller.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

Section 3.1 Purchase Price. Subject to adjustment pursuant to Sections 3.3 and 3.5, the aggregate amount to be paid for the Assets (the “Purchase Price”) shall be (i) an amount in cash equal to $70,000,000 (the “Cash Consideration”) and (ii) subject to the conditions set forth in Section 3.6 and any set-off rights the Purchaser may have under this Agreement, the contingent payments in accordance with the terms provided in Section 3.6 (the “Contingent Consideration”). In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

Section 3.2 Closing Statement. Within five (5) Business Days prior to the Closing Date, the Sellers will (i) deliver to the Purchaser a statement (the “Closing Statement”), signed by a duly authorized officer of each Seller, which sets forth (a) the aggregate amount of the Closing Date Indebtedness, by creditor, together with copies of the Payoff Letters, delivered in accordance with Section 9.1(m) hereof and (b) the amount of Cash on the balance sheets of the Sellers as of the Effective Date and (ii) withdraw from the Strathmore Products bank account the balance of such bank account as of March 31, 2015, provided that no other withdrawals have been made from such bank account between the Effective Date and the Closing Date.

Section 3.3 Payment of Cash Consideration.

(a) On the Closing Date, the Purchaser shall, from the Cash Consideration:

(i) repay or cause to be repaid on behalf of the Sellers the Closing Date Indebtedness, as set forth in the Closing Statement;

(ii) deposit an amount equal to $5,500,000 (the “Indemnity Escrow Amount”) with JP Morgan Chase Bank, N.A. (the “Escrow Agent”), to be held in escrow as further provided in Section 3.4 below;

(iii) deposit an amount equal to $1,000,000 (the “Net Working Capital Escrow Amount”) with the Escrow Agent, to be held in escrow as further provided in Section 3.4 below;

(iv) deposit an amount equal to $3,400,000 (the “Deferred Compensation Escrow Amount”) with the Escrow Agent, to be held in escrow as further provided in Section 3.4 below;

(v) pay or cause to be paid to the Sellers, in cash by wire transfer of immediately available funds, to such accounts and in such percentages as set forth on Schedule 3.3(a)(v), an amount equal to the Cash Consideration minus (A) the amount of the Closing Date Indebtedness (as set forth in the Closing Statement), plus (B) the amount of the Cash (as set forth in the Closing Statement), minus (C) the Indemnity Escrow Amount, minus (D) the Net Working Capital Escrow Amount, minus (E) the Deferred Compensation Escrow Amount.

(b) Working Capital Adjustment. Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with Section 3.5 below, if there is a Working Capital Deficit, the Sellers and the Shareholders shall cause to be paid to the Purchaser in cash an amount equal to the Working Capital Deficit. Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with Section 3.5 below, if there is a Working Capital Surplus, the Purchaser shall cause an amount equal to the Working Capital Surplus to be paid to the Sellers in cash. If a dispute exists between the Sellers and the Purchaser regarding the amount of the Working Capital Deficit or Working Capital Surplus reflected in the Working Capital Schedule delivered pursuant to Section 3.5(a), the Sellers (and the Shareholders) or the Purchaser, as applicable, shall cause the uncontested amount to be paid to the other party prior to the determination of the disputed amount in accordance with Section 3.5(c).

Section 3.4 Escrow Amounts.

(a) Indemnity Escrow Amount. The Indemnity Escrow Amount shall be deposited with the Escrow Agent. The Escrow Agent shall hold the Indemnity Escrow Amount in accordance with the terms and conditions of an escrow agreement, by and among the Purchaser, the Sellers, the Shareholders and the Escrow Agent, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). The Indemnity Escrow Amount shall remain in escrow following the Closing for disbursement to cover any indemnification claims of the Purchaser, in accordance with the terms of the Escrow Agreement, until the latest of (i) the date that is eighteen (18) months after the Closing Date, (ii) the date on which Purchaser’s audited financial statements for the first full fiscal year following the Closing are completed, together with receipt of an unqualified auditor’s opinion in respect thereof or (iii) if a qualified auditor’s opinion is received for the first full fiscal year following the Closing, then thirty (30) months after the Closing Date, at which time the remaining and undisputed balance of the Indemnity Escrow Amount shall be released to the Sellers.

(b) Net Working Capital Escrow Amount. The Net Working Capital Escrow Amount shall be deposited with the Escrow Agent. The Escrow Agent shall hold the Net Working Capital Escrow Amount in accordance with the terms and conditions of the Escrow Agreement. The Net Working Capital Escrow Amount shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth in Section 3.5, in accordance with the terms of the Escrow Agreement, until final determination of the Final Working Capital Schedule. After Sellers’ payment of the Working Capital Deficit or Purchaser’s payment of the Working Capital Surplus, as the case may be, the Net Working Capital Escrow Amount shall be released to the Sellers.

(c) Deferred Compensation Escrow Amount. The Deferred Compensation Escrow Amount shall be deposited with the Escrow Agent. The Escrow Agent shall hold the Deferred Compensation Escrow Amount in accordance with the terms and conditions of the Escrow Agreement. The Deferred Compensation Escrow Amount shall remain in escrow following the Closing for disbursement in accordance with the terms and provisions of the Deferred Compensation Agreement and the Escrow Agreement; provided, however, that if any such deferred compensation shall be forfeited by any employee under any Deferred Compensation Agreement, then such amounts shall be promptly distributed to the Sellers, to such accounts and in such percentages as set forth on Schedule 3.3(a)(v), as additional Purchase Price. The Deferred Compensation Escrow Amount shall only be distributed to the Purchaser or Whitmore for payment to the Specified Employees, and the Purchaser and Whitmore shall have no other rights in the Deferred Compensation Escrow Amount.

Section 3.5 Adjustment of Purchase Price.

(a) Within sixty (60) days following the Closing Date, the Purchaser shall prepare in good faith and deliver to the Shareholders a reasonably detailed Working Capital Schedule and its calculation of the Working Capital Deficit or Working Capital Surplus (as applicable) based thereon.

(b) From and after the delivery of the Working Capital Schedule pursuant to Section 3.5(a), the Purchaser shall provide the Shareholders and their representatives reasonable access to the records and employees of the Purchaser and its Affiliates and shall cause the employees of the Purchaser and its Affiliates to cooperate in all reasonable respects with the Shareholders in connection with their review of such work papers and other documents and information relating to the calculation of the Net Working Capital as set forth on the Working Capital Schedule, as the Shareholders shall reasonably request and that are available to the Purchaser and its Affiliates.

(c) The Shareholders shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.5(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. The Purchaser and the Shareholders, in consultation with their respective accounting firms, shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholders and the calculation of the Working Capital Deficit or Working Capital Surplus (as applicable), based thereon shall be final and binding upon the Parties. In the event the Shareholders do not notify the Purchaser of any such dispute within such thirty (30)-day period or notify the Purchaser within such period that they do not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.5(a) shall constitute the Final Working Capital Schedule and the Purchaser’s calculation of the Working Capital Deficit or Working Capital Surplus (as applicable) based thereon shall be final and binding upon the Parties.

(d) In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.5(a) within twenty (20) days following the Purchaser’s receipt of notice of such dispute pursuant to Section 3.5(c), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be referred to an independent accounting firm selected by the Purchaser and the Sellers from the list of mutually agreed upon accounting firms set forth on Schedule 3.5(d) (the “Accounting Referee”). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Shareholders have disagreed. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Deficit or Working Capital Surplus (as applicable) based thereon shall be final and binding on the Parties. The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The Purchaser shall pay that percentage of the costs and expenses of the Accounting Referee equal to the quotient obtained by dividing (A) the amount of the Net Working Capital as determined by the Accounting Referee less the amount of the Net Working Capital proposed by the Purchaser, by (B) the amount of the Net Working Capital as proposed by the Shareholders less the amount of the Net Working Capital proposed by the Purchaser, and the Shareholders shall pay the remainder of such costs and expenses.

Section 3.6 Contingent Consideration. Subject to the terms and conditions of this Section 3.6, the Purchaser shall pay to the Sellers the Contingent Consideration, as follows:

(a) The Purchaser shall pay or cause to be paid to the Sellers, in cash by wire transfer of immediately available funds, to such accounts and in such percentages as set forth on Schedule 3.3(a)(v), an amount (the “Earnout Payment”) equal to (i) $6,500,000 if the EBITDA of the Purchaser (excluding any EBITDA contributed by KATS Coatings) for FY 2017 (as defined below) is equal to or in excess of $12,500,000 but less than $15,000,000, (ii) $16,500,000 if the EBITDA of the Purchaser (excluding any EBITDA contributed by KATS Coatings) for FY 2017 is equal to or in excess of $15,000,000 or (iii) the pro rata portion of the $10,000,000 in incremental consideration ($16,500,000 minus $6,500,000) if the EBITDA of the Purchaser (excluding any EBITDA contributed by KATS Coatings) for FY 2017 is greater than $12,500,000 but less than $15,000,000; provided, however, that the EBITDA of the Purchaser for the twelve-month period ended March 31, 2016 (including any EBITDA contributed by KATS Coatings) is equal to at least $10,500,000. “EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted to exclude any management fees, administrative fees or other expenses paid or payable to Whitmore, its Affiliates and/or its subsidiaries that are not directly related to the operation of the Purchaser. For purposes of determining EBITDA, the historical accounting policies and practices of the Sellers shall be used, whereby all expenditures for assets greater than or equal to $7,500 shall be capitalized and all expenditures less than $7,500 shall be expensed. The authorization of capital expenditures shall be subject to modification by Purchaser and/or Whitmore, in its sole discretion, based upon the timing of anticipated customer acquisitions and market conditions. The Purchaser shall develop a capital expenditure budget within a reasonable time period after Closing. Sellers and certain key employees of Sellers may make recommendations regarding the capital expenditure budget. Such recommendations shall be subject to Purchaser’s approval.

(b) Within thirty (30) days (or as soon as reasonably practicable but in no event more than sixty (60) days) after receipt of the audit report for the twelve-month period ended March 31, 2017 (“FY 2017”), the Purchaser will prepare and deliver to the Shareholders a report setting forth the calculation of the Earnout Payment, if any, due to the Shareholders (the “Earnout Report”). In the event the Shareholders do not notify the Purchaser of an objection to the calculation of the Earnout Payment within ten (10) days after receipt of the Earnout Report, the calculation of the Earnout Payment contained in the Earnout Report shall be final and binding upon the Parties and the Purchaser shall pay the amount of the Earnout Payment to Sellers within ninety (90) days after delivery of the Earnout Report. In the event the Shareholders dispute the calculation of the Earnout Payment and are unable to resolve any such dispute with the Purchaser within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be referred to the Accounting Referee. The Accounting Referee’s determination of the Earnout Payment shall be final and binding on the Parties. The Purchaser shall pay that percentage of the costs and expenses of the Accounting Referee equal to the quotient obtained by dividing (A) the amount of the Earnout Payment as determined by the Accounting Referee less the amount of the Earnout Payment proposed by the Purchaser, by (B) the amount of the Earnout Payment as proposed by the Shareholders less the amount of the Earnout Payment proposed by the Purchaser, and the Shareholders shall pay the remainder of such costs and expenses. If the proposed Earnout Payment is less than $16,500,000, then Sellers and their accountants shall have the right to inspect the books and records of the Purchaser (and to the extent necessary, the books and records of Whitmore or the Purchaser’s Affiliates), during ordinary business hours after reasonable advance notice to the Purchaser, to verify the calculation of the Earnout Payment. Any Earnout Payment paid or delivered to Sellers pursuant to this Section 3.6 shall be treated by all Parties as additional Purchase Price and allocated as goodwill.

(c) Notwithstanding anything to the contrary herein contained, the Purchaser shall operate itself in the manner it determines, in its sole discretion, is in the best interests of the Purchaser, and no party hereto shall assert that such operation caused the Purchaser to fail to achieve a particular level of EBITDA; provided, however, that the Purchaser agrees to maintain the employment of all employees set forth on Schedule 3.6(c) (the “Specified Employees”), until March 31, 2017, except for any such Specified Employee that is terminated for Cause.

(d) If and to the extent that the Purchaser does not pay the Earnout Payment, if any, due to the Sellers pursuant to Section 3.6(a), then Whitmore shall pay or cause to be paid to the Sellers, in cash by wire transfer of immediately available funds, to such accounts and in such percentages as set forth on Schedule 3.3(a)(v), the Earnout Payment due to the Sellers pursuant to Section 3.6(a), less any amounts paid to the Sellers by the Purchaser pursuant to Section 3.6(a).

Section 3.7 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities (plus other relevant items) shall be assigned and allocated to the Assets as determined by the mutual agreement of the Parties (the “Allocation Principles”), and all Parties shall make consistent use of such Allocation Principles for all Tax purposes and in all filings, declarations and reports with the relevant tax authorities and, if required, Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Code. For further clarity, it is hereby understood that the Parties shall jointly prepare IRS Form 8594 within a reasonable time after the date hereof if such form is required to be filed with the IRS. In any proceeding related to the determination of any Tax, neither the Sellers nor the Purchaser shall contend or represent that such allocation is incorrect. Any adjustments to the Purchase Price pursuant to Section 3.5 herein shall be allocated in a manner consistent with the Allocation Principles.

Section 3.8 Payment. All payments required to be made under this Article III or any other provision hereof shall be made in U.S. Dollars, in cash by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Purchaser or the Sellers, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

SELLERS AND THE SHAREHOLDERS

The Sellers and the Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1 Organization.

(a) Strathmore Products is a corporation duly formed, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Strathmore Longview, Strathmore Houston and SP Waller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. None of the Sellers is registered as a foreign corporation or limited liability company, as applicable, to transact business under the Laws of any other jurisdiction and no Seller engages in any activities in any other jurisdiction that requires such qualification or registration. The Sellers have made available to the Purchaser true, correct and complete copies of their certificates of incorporation, articles of organization, bylaws and operating agreements, as applicable, each as currently in effect, and their respective record books with respect to actions taken by their boards of directors, managers, shareholders and members, as applicable.

(b) No Seller owns, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person, other than interests held between and among the Sellers and set forth on Schedule 4.1(b).

(c) Except as set forth on Schedule 4.1(c), there are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by any Seller that are not related to or utilized in the Business. There are no liabilities of any Seller of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that are not related to the Business.

Section 4.2 Authorization. The Sellers have the requisite corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Seller Ancillary Documents and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Sellers, the performance by the Sellers of their respective obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate and limited liability company action, as applicable, on the part of the Sellers. This Agreement and the Seller Ancillary Documents have been duly and validly executed and delivered by the Sellers and, assuming the due execution and delivery of this Agreement and, as applicable, any Seller Ancillary Document, by the Purchaser, constitute valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) (“Creditors’ Rights”).

Section 4.3 Capitalization.

(a) (i) The number of shares of capital stock that Strathmore Products has authority to issue is one thousand (1000) shares of common stock, par value One Hundred Dollars and 00/100 ($100.00) per share (the “Common Stock”), of which one hundred (100) shares have been issued, consisting of fifty (50) shares that were issued and are no longer outstanding and fifty (50) shares that are issued and outstanding, which issued and outstanding shares are owned beneficially and of record by the Shareholders. The shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights or any federal or state securities Law.

(ii) The membership interests of (A) Strathmore Longview are owned fifty percent (50%) by Udovich and fifty percent (50%) by Burr (the “Strathmore Longview Membership Interests”), (B) Strathmore Houston are owned one hundred percent (100%) by Strathmore Products (the “Strathmore Houston Membership Interests”) and (C) SP Waller are owned fifty percent (50%) by Udovich and fifty percent (50%) by Burr (the “SP Waller Membership Interests” and, together with the Strathmore Longview Membership Interests and the Strathmore Houston Membership Interests, the “Membership Interests”). As of the date hereof, there are no Membership Interests held in treasury. All of the outstanding Membership Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) There are (i) no authorized or outstanding options, warrants, calls, securities, rights (preemptive or other), subscriptions, commitments or other Contracts that give any Person the right to purchase, subscribe for or otherwise receive or be issued any shares of capital stock or membership interests of the Sellers or any security convertible into or exchangeable or exercisable for any shares of capital stock or membership interest of the Sellers, (ii) no outstanding debt or equity securities of the Sellers which upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Sellers of any new or additional equity interests in the Sellers (or any other securities of the Sellers which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for equity interests in the Sellers), (iii) no agreements or commitments obligating the Sellers to repurchase, redeem or otherwise acquire any shares of capital stock or membership interests of the Sellers, and (iv) except as set forth on Schedule 4.3(b), no outstanding or authorized stock appreciation rights, phantom stock or stock rights in respect of the Sellers. The Sellers have not issued any voting indebtedness.

(c) There is no proxy, stockholder agreement, voting trust or other agreement or understanding to which any Seller or any Shareholder is a party or by which it is bound relating to the voting of any shares of capital stock or membership interests of any Seller and there are no rights to participate in the equity, income or election of directors, managers or officers of any Seller.

Section 4.4 Absence of Restrictions and Conflicts. The execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of incorporation, articles of organization, bylaws or operating agreement, as applicable, of any Seller, (b) violate or conflict with, constitute a material breach of or material default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which any Seller is a party, including the Assumed Contracts, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which any Seller is a party or by which any Seller or any of its respective properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to any Seller or (e) result in the creation or imposition of any Lien on any Asset.

Section 4.5 Required Consents. Schedule 4.5 sets forth each action, consent, approval, notification, waiver, authorization, order or filing under any Law, License or Contract to which each Seller is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any Seller in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby other than as listed or described on Schedule 4.5.

Section 4.6 Real Property.

(a) Schedule 4.6 sets forth a complete list of (i) all real property and interests in real property owned in fee by the Sellers (collectively, the “Owned Properties”) and (ii) all real property and interests in real property leased by the Sellers (collectively, the “Real Property Leases” and, together with the Owned Properties, the “Real Property”) as lessee or lessor. The Sellers have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except Liens set forth on Schedule 4.6 and the Permitted Encumbrances. The Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. All of the Real Property, buildings, fixtures and improvements thereon owned or leased by the Sellers are in good operating condition and repair (subject to normal wear and tear) in all material respects. The Sellers have delivered or otherwise made available to the Purchaser accurate and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Sellers have valid and enforceable leasehold interests under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and no Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any Real Property Lease and, to the Knowledge of the Sellers and/or the Shareholders, no other party is in default thereof, and no party of any of the Real Property Leases has exercised any termination rights with respect thereto.

(c) Except as set forth on Schedule 4.6(c), the Sellers have all certificates of occupancy and Licenses of any Governmental Entity necessary or useful for the current use and operation of the Real Property, and the Sellers have fully complied with all material conditions of the Licenses applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any License.

(d) There does not exist any actual or, to the Knowledge of the Sellers and/or the Shareholders, threatened or contemplated condemnation or eminent domain proceedings that affect the Real Property or any part thereof, and none of the Shareholders has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(e) None of the Shareholders or the Sellers has received any notice from any insurance company that has issued a policy with respect to the Real Property requiring performance of any structural or other repairs or alterations to the Real Property.

(f) No Sellers owns or holds, and none is obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 4.7 Personal Property. Other than any personal property not currently used in the ordinary course of business of the Sellers, as of the date of this Agreement, the personal property, taken as a whole, is (i) in good working order and repair (taking its age and ordinary wear and tear into account) in all material respects and (ii) in suitable and adequate condition for continued use by the Purchaser in the ordinary course of business consistent with its past practices. All of the tangible Assets are located at the Real Property. No Person other than the Sellers owns any equipment or other tangible personal property or asset that is used or necessary to the operation of the Business as presently being conducted. Schedule 4.7 sets forth a true, correct and complete list and general description of each tangible Asset having a book value of more than $1,000, indicating the purchase value and purchase date of each such tangible Asset, and its accumulated depreciation at December 31, 2014.

Section 4.8 Sufficiency of and Title to Assets. Except as set forth on Schedule 4.8, the Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) used in, arising from or related to the Business, sufficient to permit the Sellers to conduct the Business in accordance with past practices and as presently being conducted. The Sellers have (and shall convey to the Purchaser at the Closing) good and marketable title to or, in the case of any leased personal property, valid leasehold interests in, the Assets, free and clear of all Liens. Except as set forth on Schedule 4.8, none of the Shareholders owns any assets (whether real, personal or mixed and whether tangible or intangible) that are used in, arise from or relate to the Business.

Section 4.9 Inventory. The inventory of the Sellers is in good and marketable condition, and is saleable in the ordinary course of business in all material respects. Except as set forth on Schedule 4.9, the inventory of the Sellers set forth in the Financial Statements has been properly stated therein in a manner consistent with past practice. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice. The inventory of the Sellers constitutes sufficient quantities for the normal operation of business in accordance with past practice.

Section 4.10 Accounts Receivable. The debtors to which the accounts receivable of the Sellers relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables has been made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 4.10, all accounts receivable of the Sellers (i) are valid, existing and collectible in a manner consistent with the Sellers’ past practices without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Sellers have not been notified of any dispute regarding the collectibility of any such accounts receivable.

Section 4.11 Financial Statements. Copies of the (i) audited balance sheets and the related audited statements of income and of cash flows of the Sellers for the fiscal years ended December 31, 2012, 2013 and 2014 and unaudited balance sheets and the related statements of income and of cash flows of the Sellers for the fiscal years then ended (together with the related notes and schedules thereto, the “Financial Statements”) and (ii) unaudited balance sheets and the related unaudited statements of income and of cash flows of the Sellers for the one-month period ended January 31, 2015 (together with the related notes and schedules thereto, the “Interim Financial Statements”), are contained in Schedule 4.11. December 31, 2014 is referred to herein as the “Financial Statement Date.” January 31, 2015 is referred to herein as the “Interim Financial Statement Date.” The Financial Statements and Interim Financial Statements present fairly, in all material respects and consistent with past practices, the financial position of the Sellers as of the dates thereof and the results of operations of the Sellers for the periods covered by said statements, in conformity with GAAP, except as disclosed therein or on Schedule 4.11 or as set forth in any footnote to the Financial Statements. The Financial Statements and Interim Financial Statements have been prepared from the books and records of the Sellers, which accurately and fairly reflect, in all material respects, all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements and Interim Financial

Statements in accordance with GAAP. The Sellers maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) accounts, notes and other receivables and inventory are recorded accurately.

Section 4.12 No Undisclosed Liabilities. Except as set forth on Schedule 4.12, the Sellers have not incurred any liabilities or obligations of any kind or nature that would have been required to be reflected in, reserved against or otherwise described in the Financial Statements or Interim Financial Statements or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, except: (i) liabilities which are accrued on or reserved against in the Financial Statements, (ii) liabilities which were incurred after the Interim Financial Statement Date in the ordinary course of business consistent with past practices or (iii) those that are immaterial.

Section 4.13 Absence of Certain Changes. Since the Financial Statement Date, the Sellers have conducted the Business in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, since the Financial Statement Date, except as disclosed on Schedule 4.13, there has not been:

(a) any Material Adverse Effect;

(b) any sale, lease, transfer or other disposition of, or any mortgage or pledge, or imposition of any Lien on, any of the Assets, except for (i) inventory and immaterial amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) replaced or obsolete assets, and/or (iii) Assets which had an aggregate fair market value less than $10,000;

(c) any cancellation of any debts owed to or claims held by any Seller (including the settlement of any claims or litigation) or the known waiver of any other rights held by any Seller other than in the ordinary course of business consistent with past practice;

(d) any payment of any claims against any Seller (including the settlement of any claims or litigation against any Seller);

(e) any creation, incurrence or assumption, or any agreement to create, incur or assume, any indebtedness in an aggregate amount not exceeding $25,000, except current obligations and liabilities incurred in the ordinary course of business;

(f) any collection of notes or accounts receivable in advance of or later than the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(g) any payment of any account payable or other liability of any Seller in advance of or later than the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(h) any acquisition of real property or undertaking or commitment to undertake capital expenditures exceeding $50,000 in the aggregate;

(i) any increase in any compensation payable to any officer or employee of any Seller or under any Employee Benefit Plan or otherwise, any amendment to or termination of any Employee Benefit Plan or an adoption of a new Employee Benefit Plan; provided that normal employee raises have been made in the ordinary course of Sellers’ business consistent with past practices;

(j) any write-off as uncollectible of any notes or accounts receivable or other cash obligations owed to any Seller, other than in the ordinary course of business consistent with past practices or which, in the aggregate, would not be material to such Seller;

(k) any transaction by any Seller with an Affiliate of such Seller, except in the ordinary course of business consistent with past practice, except as specifically disclosed herein;

(l) any acquisition or disposition by any Seller of any business or line of business, whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise;

(m) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business, the Assets or the Sellers with a replacement cost in excess of $15,000 for any single loss or $50,000 for all such losses;

(n) any Tax election by any Seller;

(o) any entry into, amendment, modification, termination or receipt of notice of termination of any Contract other than in the ordinary course of business;

(p) any change by any Seller in its method of accounting or accounting practice, other than changes required under applicable Law, or any failure by any Seller to maintain its books, accounts and records in the ordinary course of business consistent with past practices; or

(q) any agreement by any Seller to do any of the foregoing, except as expressly permitted by this Agreement.

Section 4.14 Legal Proceedings. Except as set forth in Schedule 4.14, there is no suit, action, claim, arbitration, proceeding or notice of investigation pending or, to the Knowledge of the Sellers and/or the Shareholders, threatened against any Seller or the Assets before any Governmental Entity. No Seller is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.15 Compliance with Law. Except as set forth on Schedule 4.15, the Sellers are in material compliance, and have at all times complied in all material respects with all applicable Laws. The Sellers (a) have not been charged with, and no Seller has received any written notice or demand letter (i) that it is under investigation with respect to or (ii) claiming, and, to the Knowledge of the Sellers and/or the Shareholders, are not otherwise now under investigation or written claim with respect to, a material violation of any applicable Law, (b) are not party to, or bound by, any order, judgment, decree, injunction or award of any Governmental Entity and (c) have filed all material reports and have all material Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

Section 4.16 Contracts. Each correspondingly lettered section of Schedule 4.16 sets forth a true, correct and complete list of the following Contracts currently in force to which the Sellers are party or under which the Sellers have continuing liabilities and/or obligations (other than the Seller Benefit Plans set forth on Schedule 4.19(a) and the insurance policies on Schedule 4.21):

(a) bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Sellers;

(b) Contracts that were not entered into in the ordinary course of business, consistent with past practice since the Interim Financial Statement Date;

(c) Contracts relating to the Real Property and leases relating to any personal property and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible) or entered into in conjunction with the operation of the Business, each involving an annual commitment or payment of or performance having a value of more than $25,000 by any Seller;

(d) Contracts that (i) limit or restrict the Sellers or any officers, directors, employees, members or other equityholders, agents or representatives of the Sellers (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, (iii) otherwise restrict or limit the Sellers’ ability to operate or expand the Business or (iv) impose any obligations or restrictions on Affiliates of the Sellers, other than in the case of clause (ii) or (iv), Contracts which may be terminated at will by any Seller, or by the giving of notice of thirty (30) days or less, without material cost or penalty;

(e) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Seller of an amount in excess of $25,000;

(f) Contracts that provide for any payment or benefit to a Person as a result of the transactions contemplated hereby, including accelerated vesting or other similar rights;

(g) Contracts granting any Person a Lien on all or any part of any Assets;

(h) Contracts for the investigation, cleanup or abatement of any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i) Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Sellers;

(j) Contracts with any agent, distributor or representative that are not terminable without penalty on sixty (60) days’ notice or less;

(k) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in excess of $25,000 annually;

(l) Contracts (i) with respect to Intellectual Property licensed or transferred to any third party (other than end user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred the Intellectual Property to any Seller;

(m) Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(n) joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of any Seller or requiring payments or other distributions based on such profits, revenues or cash flows;

(o) Contracts with customers and suppliers, excluding purchase orders and sales orders entered into in the ordinary course of business, consistent with past practice;

(p) outstanding powers of attorney empowering any Person to act on behalf of any Seller;

(q) Contracts relating to any co-operative organization or franchise organization;

(r) Contracts with any Governmental Entity;

(s) employment Contracts, consulting agreements, termination or severance agreements, salary continuation agreements, change of control agreements and all other Contracts, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect of any current officer or employee (other than oral, at will employment arrangements);

(t) Contracts with any independent contractor or consultant; and

(u) Contracts (other than those described in subsections (a) through (t) of this Section 4.16) to which any Seller is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from such Seller of more than $25,000 individually or (ii) that are material to such Seller, individually or in the aggregate.

True, correct and complete copies of all Assumed Contracts have been provided to the Purchaser. Except as set forth on Schedule 4.16, the Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Sellers and, to the Knowledge of the Sellers and/or Shareholders, each other party thereto, subject to Creditors’ Rights. There is no existing material default or breach of any Seller under any Assumed Contract (or, to the Knowledge of the Sellers and/or Shareholders, event or condition that, with notice or lapse of time or both could constitute a material default or breach) and, to the

Knowledge of the Sellers and/or the Shareholders, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Assumed Contract. There is no oral modification to any Assumed Contract nor any right or obligation of a party thereunder which is not reflected in the copy of such Assumed Contract provided to the Purchaser. No Seller is participating in any discussions or negotiations regarding modification or amendment to any Assumed Contract or entry into a new Contract.

Section 4.17 Tax Returns; Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Sellers have been duly and timely filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all respects and have been completed in accordance with all applicable Laws.

(b) All Taxes and deposits for Taxes for which the Sellers have liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books of the Sellers. The amount of Taxes so paid and deposits for Taxes so made, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Sellers through the Closing Date, have been or are adequate based on the Tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Sellers in any jurisdiction through the Closing Date.

(c) Except as set forth on Schedule 4.17(c), there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Sellers.

(d) All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Sellers have been paid in full, accrued on the books of the Sellers or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other taxable period not so examined.

(e) No claims have been asserted and no deficiencies for any Taxes of the Sellers are being asserted or, to the Knowledge of the Sellers and/or Shareholders, proposed or threatened, and to the Knowledge of the Sellers and/or Shareholders, no audit or investigation of any Tax Return of the Sellers is currently underway, pending or threatened.

(f) No claim within the last six (6) years has been made against any Seller by any Governmental Entity in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation in such jurisdiction or for which such Seller has not since filed Tax Returns and paid all Taxes asserted by such Governmental Entity.

(g) The Sellers have timely reported, withheld and paid all Taxes required to have been reported, withheld and paid by it in connection with all amounts paid or owing to any employee, independent contractor, creditor or equity holder thereof or other third party.

(h) There are no outstanding waivers or agreements between any Governmental Entity and the Sellers for the extension of time for the assessment or collection of any Taxes or deficiency thereof, nor to the Knowledge of the Sellers and/or the Shareholders are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Sellers or any other matter pending between the Sellers and any Governmental Entity. The Sellers have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, excluding extensions of time that are granted automatically under applicable Laws.

(i) There are no Liens for Taxes (other than Taxes not yet due and payable) with respect to the Sellers or any of the assets or properties of the Sellers, nor, to the Knowledge of the Sellers and/or Shareholders, is any Governmental Entity in the process of imposing any Liens for Taxes with respect to the Sellers or on any of the assets or properties of the Sellers (other than Taxes not yet due and payable).

(j) No Seller is party to or bound by any Tax allocation or sharing agreement.

(k) No Seller has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return.

(l) No Seller has any liability for the Taxes of any Person (other than for itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) None of the Tax Returns described in subsection (a) of this Section 4.17 contains any position which Seller could not reasonably assert that it would not be subject to penalties under Section 6662 of the Code (or any similar provision of state, local or foreign Law) and the Treasury Regulations promulgated thereunder.

(n) With respect to Taxes, no Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Entity or been subject to any ruling guidance specific to such Seller that would be binding on the Purchaser for any taxable period (or portion thereof) ending after the Effective Date.

(o) No Seller has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign Law).

(p) Each Seller is, and has at all times been, in material compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance requirements and with the Treasury Regulations promulgated thereunder.

(q) No Seller has, at any time, engaged in or entered into, or been a promote of, a “reportable transaction” within the meaning of Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or a “listed transaction” within the meaning of Treasury Regulations Section 301.6111-2(b)(2) or 301.6112-1(c)(3), and no IRS Form 8886 has been filed with respect to any Seller nor has any Seller entered into any tax shelter, reportable transaction or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(r) Except as set forth on Schedule 4.17(r), no Seller has, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(s) No Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No withholding is required under Section 1445 of the Code in connection with the consummation of the purchase of the Assets contemplated hereby.

(t) None of the Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or property that any Seller is required to treat as being owned by any other person pursuant to the so-called “safe-harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.18 Officers, Employees and Independent Contractors. Schedule 4.18 contains a true, correct and complete list of (a) all of the employees (whether full-time, part-time or otherwise) of the Sellers as of the date hereof, specifying their position, annual salary and other compensation, hourly wages, date of hire, work location (i.e., where services are performed), length of service, hours of service, union representation or affiliation and employee benefit coverages selected and (b) all of the independent contractors used by the Sellers, who were compensated in excess of $600 during the previous year, specifying the name of the independent contractor, type of labor, fees (including commissions, royalties and bonuses) paid to such independent contractor from January 1, 2014 through December 31, 2014, work location (i.e., where services are performed) and address. All Persons classified by the Sellers as independent contractors have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Seller Benefit Plan or would, to the Knowledge of the Sellers and/or the Shareholders, be eligible to participate if the Sellers’ classification of such Person as an independent contractor is subsequently determined to be incorrect. Except as set forth on Schedule 4.18, the Sellers have not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of any Seller with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby. The Sellers have delivered to the Purchaser true, correct and complete copies of each employee handbook applicable to employees of the Sellers.

Section 4.19 Seller Benefit Plans.

(a) Schedule 4.19(a) contains a true and complete list of each Seller Benefit Plan and indicates which, if any, of such Employee Benefit Plans is intended to be qualified under Section 401(a) of the Code or to meet the requirements of Section 125 of the Code. Any special tax status or tax benefits for plan participants enjoyed or offered by a Seller Benefit Plan is noted on such schedule.

(b) The Sellers do not maintain, contribute to or have liability with respect to, nor has they ever maintained or contributed to, any ERISA Affiliate Plan. The Sellers’ records accurately in all material respects reflect the employment or service histories of their respective employees, independent contractors, contingent workers and leased employees, including their hours of service.

(c) Each Seller Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable benefit Laws. The Sellers have performed and complied in all respects with their respective obligations under or with respect to the Seller Benefit Plans. The Sellers have not incurred, and no fact exists, to the Knowledge of the Sellers and/or the Shareholders, that reasonably could be expected to result in, any material liability with respect to any Seller Benefit Plan (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice and the Seller Benefit Plans’ provisions). No Seller Benefit Plan is subject to Section 412 of the Code or is a “multiemployer plan” as defined in Section 3(37) of ERISA.

(d) To the Knowledge of the Sellers and/or the Shareholders, no fact or circumstance exists that could adversely affect the tax-exempt status of a Seller Benefit Plan that is intended to be tax-exempt. Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all applicable benefit Laws on which the IRS will issue a favorable determination or opinion letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination or opinion letter that could adversely affect the qualified status of any such plan.

(e) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Seller Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of any Seller and not yet due have either been made to such Seller Benefit Plan, or have been accrued on the Financial Statements. Adequate reserves will be reflected on the Final Working Capital Schedule for any vacation, sick pay, and other paid time off (A) accrued but unearned or (B) earned but unused, in each case as of the Closing Date by the Sellers’ employees.

(f) The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any Transferred Employee or to any officer, director or consultant of any Seller; (ii) any cancellation of indebtedness owed to any Seller by any employee, officer, director or consultant of such Seller; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Transferred Employee or to any officer, director or consultant of any Seller or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for the services rendered).

(g) No Seller has announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Seller Benefit Plan or (ii) adopt, amend or terminate any Seller Benefit Plan.

(h) The Sellers do not have any Seller Benefit Plans that are “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code and associated Treasury Department guidance.

Section 4.20 Labor Relations.

(a) The Sellers are in material compliance with all labor Laws. The Sellers are not and have not been engaged in any unfair labor practice, and to the Knowledge of the Sellers and/or Shareholders, no unfair labor practice complaint against any Seller is pending or threatened before any Governmental Entity. The Sellers and/or the Shareholders have no Knowledge of any labor strike or other material labor grievance actually pending, being threatened against, or affecting any Seller.

(b) Except as provided on Schedule 4.20, within the past three (3) years, no Seller has been the subject of any union activity or material labor dispute, and there has not been any strike called or threatened to be called against it, and no Seller is a signatory to a collective bargaining agreement with any union or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of such Seller. Except as provided on Schedule 4.20, there are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) between any Seller and Persons employed by or providing services to such Seller.

Section 4.21 Insurance Policies. Schedule 4.21 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Sellers, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid, or alternatively, all such insurance policies have been provided to the Purchaser and shall be attached as Schedule 4.21. All insurance policies and bonds with respect to the Business and Assets of the Sellers are in full force and effect and no Seller has reached or exceeded its policy limits for any insurance policy in effect at any time during the past three (3) years.

Section 4.22 Environmental Matters. Except as set forth on Schedule 4.22:

(a) the operations of the Sellers are and have been in material compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all applicable Environmental Licenses and no action or proceeding is pending or, to the Knowledge of the Sellers and/or the Shareholders, threatened to revoke, modify or terminate any such Environmental Licenses, and, to the Knowledge of the Sellers and/or the Shareholders, no facts, circumstances or conditions currently exist that could adversely affect in any material respect such continued compliance with Environmental Laws and Environmental Licenses or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Licenses;

(b) no Seller is the subject of any outstanding written order or Contract with any Governmental Entity or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending, or to the Knowledge of the Sellers and/or the Shareholders, threatened against any Seller alleging either or both that such Seller may be in violation of any Environmental Law or Environmental License, or may have any liability under any Environmental Law;

(d) to the Knowledge of the Sellers and/or the Shareholders, no facts, circumstances or conditions exist with respect to any Seller or any property currently or, to the Knowledge of the Sellers and/or the Shareholders, formerly owned, operated or leased by any Seller or any property to which any Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in any such Seller incurring unbudgeted Environmental Costs and Liabilities;

(e) to the Knowledge of the Sellers and/or the Shareholders, there are no investigations of the Business, operations, or currently or to the Knowledge of the Sellers and/or the Shareholders, previously owned, operated or leased property of any Seller pending or, to the Knowledge of the Sellers and/or the Shareholders, threatened which could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Entity with jurisdiction over any Seller and environmental matters;

(g) there is not located at any of the properties of the Sellers any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) the Shareholders have provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Sellers, and all other material documentation relating to any Seller Environmental Costs and Liabilities or Sellers’ compliance with Environmental Laws.

Section 4.23 Intellectual Property.

(a) Schedule 4.23(a) sets forth an accurate and complete list of Intellectual Property (other than Trade Secrets) owned or filed by the Sellers. Schedule 4.23(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b) Each Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used by such Seller in the Business, free and clear of all Liens or obligations to others.

(c) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Sellers’ present and currently proposed business practices and methods do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, to the Knowledge of the Sellers and/or the Shareholders, does not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which any Seller or any of its present or former Employees is a party). The Intellectual Property owned by or licensed to the Sellers includes all of the intellectual property rights necessary to enable the Sellers to conduct the Business in the manner in which the Business is currently being conducted and, to the Knowledge of the Sellers and/or the Shareholders, as currently proposed to be conducted.

(d) Except as disclosed on Schedule 4.16(l), no Seller is required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business of the Sellers as currently conducted or proposed to be conducted.

(e) No Seller is a party to any Intellectual Property License, other than those related to the Software.

(f) No Trade Secret or any other non-public, proprietary information material to the Business has been disclosed by any Seller or the Shareholders to any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Sellers have taken commercially reasonable adequate security measures to protect the secrecy, confidentiality and value of all of the Trade Secrets of the Sellers and any other Confidential Information.

(g) To the Knowledge of the Sellers and/or the Shareholders, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property or any Trade Secrets of the Sellers, and no such claims have been made against any Person by any Seller.

(h) No present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Sellers.

(i) Schedule 4.23(i) sets forth a complete and accurate list of all Software that is used by the Sellers in the Business that is not exclusively owned by the Sellers, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

Section 4.24 Affiliate Matters. Except as set forth on Schedule 4.24, none of any (a) officer, manager or director of any Seller, (b) Person with whom any such officer, manager or director has any direct or indirect relation by blood, marriage or adoption, (c) entity in which any such officer, manager, director or Person owns any beneficial interest or (d) Affiliate of any Seller has any interest in or is a party to: (i) any Contract with any Seller or relating to the Sellers’ Business, the Assets or the Assumed Liabilities; (ii) any loan for any Seller, its Business or the Assets; or (iii) any property (real, personal or mixed, tangible or intangible) used by any Seller in the operation of the Business. Schedule 4.24 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to any Seller.

Section 4.25 Customer and Supplier Relations. Schedule 4.25 contains a true, correct and complete list of the fifteen (15) largest customers and suppliers of the Sellers for 2014, showing the approximate total sales by the Sellers to each such customer and the approximate total purchases by the Sellers from each such supplier during such period. To the Knowledge of the Sellers and/or the Shareholders, the Sellers maintain good commercial relations with each of their customers and suppliers and, to the Knowledge of the Sellers and/or Shareholders, no event has occurred that would materially and adversely affect the Sellers’ relations with any such customer or supplier. Except as set forth on Schedule 4.25, since the Interim Financial Statement Date, no customer or supplier accounting for $100,000 in sales to or purchases from the Sellers, respectively, who was a customer or supplier during the prior twelve (12) months, has canceled, terminated or, to the Knowledge of the Sellers and/or the Shareholders, made any threat to cancel or otherwise terminate any of such customer’s or supplier’s Contracts with the Sellers or to materially decrease such customer’s usage of the Sellers’ services or products or such supplier’s supply of services or products to the Sellers. The Sellers and/or Shareholders have not received any notice and do not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Sellers, either as a result of the transactions contemplated hereby or otherwise.

Section 4.26 Licenses. Schedule 4.26 is a true, correct and complete list of all Licenses (including Environmental Licenses) held by the Sellers in connection with the operation of the Business (the “Scheduled Licenses”). Except as disclosed on Schedule 4.26, the Scheduled Licenses are the only material Licenses that are necessary to enable the Sellers to carry on their respective businesses as presently conducted. All Scheduled Licenses are valid, binding and in full force and effect as to the Sellers. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not adversely affect any Scheduled License. The Sellers have taken all necessary action to maintain each Scheduled License, except where the failure to so act would not reasonably be expected to have a Material Adverse Effect. No loss or expiration of any Scheduled License is pending or, to the Knowledge of the Sellers and/or the Shareholders, threatened (other than expiration upon the end of any term).

Section 4.27 Ethical Practices with Governmental Entities. No Seller nor, to the Knowledge of the Sellers and/or the Shareholders, any representative of any such Seller has offered or given, and the Sellers and/or the Shareholders do not have any Knowledge of any other Person that has offered or given on their behalves, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in each such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Sellers in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Sellers in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.28 Brokers, Finders and Investment Bankers. Neither the Sellers, nor, to the Knowledge of the Sellers and/or the Shareholders, any officer, member, director, manager, employee or Affiliate of any Seller, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.29 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 4.29, each product manufactured, sold or delivered by the Sellers in conducting the Business has been in material conformity with all product specifications and all express and implied warranties. To the Knowledge of the Sellers and/or the Shareholders, no Seller has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Financial Statements. Except as set forth on Schedule 4.29, the Sellers have not sold any products or delivered any services that included an express warranty for a period equal to or longer than one (1) year. Schedule 4.29 sets forth a true, correct and complete list of each of the Sellers’ warranty policies, all of which have been provided to the Purchaser.

(b) No Seller has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of such Seller with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

Section 4.30 Conduct of the Business Between the Effective Date and the Closing Date.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, the Sellers and the Shareholders have, since the Effective Date, complied with the affirmative covenants set forth on Schedule 4.30(a).

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, the Sellers and the Shareholders have not, since the Effective Date, taken any of the actions set forth on Schedule 4.30(b).

Section 4.31 Disclosure. This Agreement and the Seller Ancillary Documents and their respective schedules and exhibits delivered by or on behalf of the Sellers hereunder and thereunder are accurate and complete in all material respects. No representation or warranty of the Sellers contained in this Agreement or in any Seller Ancillary Document and no written statement made by or on behalf of the Sellers to the Purchaser or any of its Affiliates pursuant to this Agreement or any Seller Ancillary Document contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the Sellers’ Knowledge, there is no fact that the Sellers have not disclosed to the Purchaser in writing that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, jointly and severally, represents and warrants to the Purchaser as follows:

Section 5.1 Authorization and Validity of Agreement. Such Shareholder has the legal right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which he is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Ancillary Documents to which the Shareholder is a party have been duly and validly executed and delivered by the Shareholder and the Sellers and, assuming the due execution and delivery of this Agreement and, as applicable, any Seller Ancillary Document, by the Purchaser, constitute valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms, except as may be limited by Creditors’ Rights.

Section 5.2 Absence of Restrictions and Conflicts. The execution, delivery and performance by such Shareholder of this Agreement and the Seller Ancillary Documents to which such Shareholder is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the governing documents of such Shareholder, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Shareholder is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Shareholder is a party or by which the Shareholder is bound or (d) contravene or conflict with any Law or arbitration award applicable to the Shareholder.

Section 5.3 Legal Proceedings. There are no suits, actions, claims, proceedings or notices of investigation pending or, to the Knowledge of the Shareholder, threatened against, or involving the Shareholder that would adversely affect the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND WHITMORE

The Purchaser and Whitmore, jointly and severally, hereby represent and warrant to the Sellers and the Shareholders as follows:

Section 6.1 Organization.

(a) The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Whitmore is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2 Authorization.

(a) The Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement and the Purchaser Ancillary Documents have been duly and validly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement and, as applicable, any Purchaser Ancillary Document, by the Sellers and the Shareholders, constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as may be limited by Creditors’ Rights.

(b) Whitmore has the requisite corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, if applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents, if applicable, by Whitmore, the performance by Whitmore of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Whitmore. This Agreement and the Purchaser Ancillary Documents, if applicable, have been duly and validly executed and delivered by Whitmore and, assuming the due execution and delivery of this Agreement and, as applicable, any Purchaser Ancillary Document, by the Sellers and the Shareholders, constitute valid and binding obligations of Whitmore enforceable against Whitmore in accordance with their respective terms, except as may be limited by Creditors’ Rights.

Section 6.3 Absence of Restrictions and Conflicts. The execution, delivery and performance by the Purchaser and Whitmore of this Agreement and the Purchaser Ancillary Documents, if applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of formation, operating agreement or other governing documents of the Purchaser or Whitmore, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser and/or Whitmore is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser and/or Whitmore is a party or by which the Purchaser and/or Whitmore is bound or (d) contravene or conflict with any Law or arbitration award applicable to the Purchaser and/or Whitmore. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser and/or Whitmore in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents, if applicable, or the consummation of the transactions contemplated hereby or thereby.

Section 6.4 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 6.4, neither the Purchaser and/or Whitmore, nor, to the knowledge of the Purchaser and/or Whitmore, any officer, member, director, employee or Affiliate of the Purchaser and/or Whitmore, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 6.5 Solvency. Assuming the accuracy of the Sellers’ and the Shareholders’ representations set forth in Article IV (other than Section 4.3), immediately after giving effect to the transactions contemplated hereby, Purchaser and Whitmore shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their businesses.

Section 6.6 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or notice of investigation pending or, to the knowledge of the Purchaser and/or Whitmore, threatened against the Purchaser and/or Whitmore before any Governmental Entity that would have a Material Adverse Effect. The Purchaser and/or Whitmore is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 6.7 Independent Investigation. In addition to relying on the Sellers’ and the Shareholders’ representations and warranties contained in Articles IV and V hereof, including the representations set forth in Section 4.31, the Purchaser and Whitmore have relied upon their own independent investigation, review and analysis of the Business and the Assets in connection with the consummation of the transactions contemplated hereby.

Section 6.8 Disclosure. This Agreement and the Purchaser Ancillary Documents and their respective schedules and exhibits delivered by or on behalf of the Purchaser and Whitmore hereunder and thereunder are accurate and complete in all material respects. No representation or warranty of the Purchaser and Whitmore contained in this Agreement or in any Purchaser Ancillary Document, if applicable, and no written statement made by or on behalf of the Purchaser and Whitmore to the Sellers and the Shareholders or any of their Affiliates pursuant to this Agreement or any Purchaser Ancillary Document contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1 Preservation of Records. The Shareholders and the Purchaser agree that each of them shall (and shall cause the Sellers to) preserve and keep the records held by them relating to the Businesses of the Sellers for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Shareholders, the Sellers or the Purchaser or any of their Affiliates or in order to enable the Shareholders or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Shareholders or the Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 7.2 Public Announcements; Confidentiality. Subject to its legal obligations under applicable Law and prior to the Closing, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, the general public or any other Person and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Schedule 7.2 contains the press release that will be issued by the Parties within the 14 day period following the Closing Date (the “Closing Date Press Release”), which Closing Date Press Release shall not refer to the Purchase Price. From and after 14 days following the issuance of the Closing Date Press Release, the Purchaser and its Affiliates shall be entitled to disclose any fact or statement regarding the transactions contemplated hereby to any Governmental Entities, the financial community, their current or prospective shareholders, their current or perspective investors, their current or prospective lenders, rating agencies, research analysts, and employees but, however, to the employees only to the extent necessary in conjunction with the performance of the employees’ duties. For the avoidance of doubt, disclosure could include, but would not be limited to, filings with the Securities and Exchange Commission, information contained in investor presentations, and materials posted to the investor section of the website of Affiliate of the Purchaser, Capital Southwest Corporation. Without the prior written consent of the Sellers and the Shareholders, Purchaser and its affiliates will provide no information directly to the media outlets based in the Syracuse, New York area and if contacted by such outlets will respond with “no comment.” Without the prior written consent of the Purchaser, the Sellers and the Shareholders shall not at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement (until they become public knowledge other than by disclosure in breach of this Agreement or as required by applicable Law) other than to such Parties’ advisors who such Party, as applicable, reasonably determines needs to know such information for the purpose of advising such Party, it being understood that such advisors will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 7.3 Employee Matters.

(a) Employment Offers. This Agreement is intended to result solely in the transfer of the Assets to the Purchaser as provided in this Agreement and does not provide for the transfer of employment of any Employee or other person. Except as set forth in the next sentence and in Section 7.3(h), the Purchaser shall not be required or obligated under this Agreement to hire any Employee and none of the Sellers nor either Shareholder shall make any representations to any of its Employees regarding employment by the Purchaser. At or before the Closing, the Purchaser will offer employment to the Employees of the Sellers that are listed on Schedule 7.3(a) and the Sellers shall terminate the employment of those who are offered employment by the Purchaser and accept such employment (the “Transferred Employees”). The Sellers’ termination of employment of such Transferred Employees, and the Purchaser’s commencement of employment of such Transferred Employees, shall be effective as of the Closing. The Sellers shall remain solely responsible for the Employees and any claims arising out of or relating in any way to their employment by, or service to, the Sellers or their termination by the Sellers.

(b) COBRA Coverage. In accordance with Treasury Regulations §54.4980B-9, Q&A 7, the Sellers shall be and are solely responsible for COBRA Coverage for all M&A qualified beneficiaries (determined in accordance with Treasury Regulations §54.4980B-9, Q&A 4). The Sellers shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA statutory coverage period for each M&A qualified beneficiary, to ensure that such COBRA continuation coverage is available to such individuals and to ensure that the provisions of Treasury Regulations §54.4980B-9, Q&A 8(c) do not become applicable at any time, and to prevent the Purchaser from becoming by operation of such regulation section or otherwise, a “successor employer” for purposes of COBRA Coverage. The Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by the Purchaser or an Affiliate of the Purchaser (“Purchaser Group Health Plan”) and who experiences a qualifying event following the Closing Date while covered under a Purchaser Group Health Plan. For purposes hereof, “qualified beneficiary,” “M&A qualified beneficiaries,” “group health plan” and “qualifying event” shall have the meanings ascribed thereto in Section 4980B of the Code and the related regulations.

(c) Information. The Sellers shall provide the Purchaser all information relating to each Employee of the Sellers as the Purchaser may reasonably require in connection with the Sellers’ employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Purchaser and such information shall be true, correct and complete in all respects.

(d) Seller Benefit Plans.

(i) The Sellers have made, or caused to be made, all contributions and paid all premiums under each Seller Benefit Plan.

(ii) The Sellers shall be solely responsible for all liabilities based upon, arising out of or relating to the Seller Benefit Plans or the employment or termination of the

Sellers’ current or former employees, whether asserted prior to, on or after the Closing Date. The Purchaser or one of its Affiliates shall be solely responsible for all liabilities based upon, arising out of or relating to the Employee Benefit Plans of the Purchaser or its Affiliates, as applicable, or the employment of the Transferred Employees by the Purchaser or its Affiliates, as applicable, after such Transferred Employee first becomes a Transferred Employee.

(iii) The Sellers shall be responsible for administering the Seller Benefit Plans after the Closing Date and shall be the person to whom the Transferred Employees may direct any questions about benefits due to them under the Seller Benefit Plans after the Closing. The Purchaser will not become the sponsor of any Seller Benefit Plan, and the Sellers may not terminate any of the Seller Benefit Plans before the expiration or earlier termination of the Transition Services Agreement.

(e) Severance Costs. All Severance Costs shall be treated as Closing Date Indebtedness and shall be set forth in detail in the Closing Statement. The Sellers shall administratively effect the timely payment of all Severance Costs to the Transferred Employees in accordance with their human resource policies and applicable Laws. The Purchaser shall assume all accrued vacation obligations in respect of the Transferred Employees to the extent that such obligations are accrued as current liabilities on the Final Working Capital Schedule.

(f) Communications. None of the Sellers or the Shareholders, nor any officer, director, manager, employee, agent or representative of the Sellers shall make any communication to employees of the Sellers regarding any Purchaser Benefit Plan or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser.

(g) Employees at Plant 1. As of the date on which the Transition Services Agreement expires or is earlier terminated, the Purchaser will offer employment to the Employees of the Sellers that are employed at the Plant (as defined in the Transition Services Agreement) and the Sellers shall terminate the employment of those who are offered employment by the Purchaser and accept such employment (the “Plant Employees”). The Sellers’ termination of employment of such Plant Employees, and the Purchaser’s commencement of employment of such Plant Employees, shall be effective as of the date on which the Transition Services Agreement expires or is earlier terminated. The Sellers shall remain solely responsible for the Plant Employees and any claims arising out of or relating in any way to their employment by, or service to, the Sellers or their termination by the Sellers.

(h) FMLA. Sellers shall provide all information concerning any leave granted to or any request for leave made by Sellers’ employees under the FMLA within the last twelve (12) months of Closing. All the foregoing information is listed on Schedule 7.3(h).

Section 7.4 Transfer Taxes; Expenses: Other Closing Costs. All transfer, documentary, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Seller Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax

Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary). Any fees incurred in obtaining the consents listed on Schedule 4.5 shall be borne by the Sellers and the Shareholders. All sales and use taxes in connection with this Agreement and the other Purchaser Ancillary Documents shall be borne and paid 50% by the Purchaser and 50% by the Sellers when due. The costs and expenses of Closing in respect of the Owned Properties shall be allocated among the Parties according to the prevailing custom and practice in the respective locale where each of the Owned Properties is situated.

Section 7.5 Confidential Information; Non-Competition; Non-Solicitation.

(a) Confidential Information. The Sellers and the Shareholders shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the Purchaser, except to the extent the Sellers can show that such information (i) is generally available to and known by the public through no fault of the Sellers or any of their respective Affiliates or representatives or (ii) was lawfully acquired by the Sellers or any of their respective Affiliates or representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b) Noncompetition.

(i) The Sellers and the Shareholders hereby acknowledge that (A) the Purchaser conducts the Business in the Territory and/or has current plans to expand the Business throughout the Territory, and (B) to protect adequately the interest of the Purchaser in the Business and goodwill of the Sellers, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii) The Sellers and the Shareholders (and their respective Family Members (as defined herein) and Affiliates) shall not, during the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory (other than for the Purchaser), or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting nature) or lend money to any Person that engages in the Business within the Territory (other than the Purchaser); provided, however, that, notwithstanding the foregoing, the Shareholders may invest in securities of any entity, solely for investment purposes and without participating in the Business thereof, if (A) such securities are traded on any national securities exchange, (B) any such Shareholder is not a controlling person of, or a member of a group which controls, such entity and (C) any such Shareholder does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity. Family Member, for purposes of this provision, shall mean those individuals defined in Code § 267(c)(4).

(c) Nonsolicitation. The Sellers and the Shareholders shall not, during the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any Transferred Employee, (y) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any Transferred Employee, or (z) otherwise encourage any Transferred Employee to discontinue his or her employment by the Purchaser or one of its Affiliates, (ii) solicit any customer who currently is a customer of the Sellers or has been a customer of the Sellers on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Sellers or (iii) persuade or attempt to persuade any customer or supplier of the Purchaser (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Purchaser (or any of its Affiliates); provided, however, that any Seller or a Shareholder may solicit an individual if (i) such individual has resigned voluntarily (without any solicitation from such Seller or such Shareholder, as applicable), and at least one year has elapsed since such individual’s resignation from employment with the Purchaser or an Affiliate of the Purchaser, (ii) such individual’s employment or services were terminated by the Purchaser or its Affiliates, and at least one year has elapsed since such individual was terminated by the Purchaser or its Affiliates, (iii) the Purchaser has consented to the solicitation of such individual in writing, which consent the Purchaser may withhold in its sole discretion or (iv) such solicitation solely occurs by general solicitations for employment to the public.

(d) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 7.5 constitutes an unreasonable or otherwise unenforceable restriction against the Sellers or the Shareholders, the provisions of this Section 7.5 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Sellers or the Shareholders. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.5 and to apply the provisions of this Section 7.5 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.5 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of such provision by any Seller or any Shareholder. The time period during which the prohibitions set forth in this Section 7.5 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any Seller or any Shareholder violates such prohibitions in any respect, only to the extent the Purchaser has alleged a breach prior to the fifth anniversary of the Closing Date.

(e) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 7.5 shall be inadequate and the Purchaser shall be entitled to seek injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 7.6 Name Change. Within ten (10) Business Days following the Closing Date, each Seller shall change its name to remove any reference to the name “Strathmore” or any other trade name used by such Seller in the conduct or operation of the Business. As promptly as practicable following the Closing, each Seller shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable following the Closing, to use the current names of the Sellers, the Sellers shall, at the Closing, execute and deliver to the Purchaser all consents reasonably related to such change of name as may be requested by the Purchaser.

Section 7.7 Dissolutions of the Sellers. The Sellers and the Shareholders shall take all action to cause the Sellers to remain in existence until at least twenty-four (24) months following the Closing Date.

Section 7.8 Additional Assets. If additional assets or rights forming a part of, used in or intended to be used in, or necessary in the conduct of, the Business, other than Excluded Assets, are identified post-Closing as not having been adequately transferred to the Purchaser, the Sellers shall promptly transfer and assign to the Purchaser such assets or rights without additional consideration.

Section 7.9 Nonassignable Contracts. To the extent that the assignment hereunder by the Sellers to the Purchaser of any Assumed Contract is not permitted or is not permitted without the consent of any other party to the Assumed Contract, which consent has not been received, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Purchaser shall not assume any liabilities thereunder. With respect to any such Assumed Contract, the Sellers and the Shareholders shall continue to use commercially reasonable efforts to obtain such consent and shall cooperate in good faith with the Purchaser in any reasonable arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under any such Assumed Contract. Upon the receipt of any such consent, the Sellers shall assign such Assumed Contract to the Purchaser.

Section 7.10 Accounts Receivable. All payments and reimbursements made by any third party in the name of or to any Seller in connection with services provided or arising out of the Business after the Effective Date, shall be held by such Seller in trust for the benefit of Purchaser and, promptly, and in any event within five (5) Business Days after receipt by such Seller of any such payment or reimbursement, such Seller shall pay over to the Purchaser the amount of such payment or reimbursement without right of set off, together with all corresponding notes, documentation and information received in connection therewith.

Section 7.11 Licenses. The Sellers, the Shareholders and the Purchaser shall use best efforts to take, or cause to be taken, all actions necessary under applicable Laws to transfer, modify or reissue to the Purchaser the Scheduled Licenses. The Sellers, the Shareholders and the Purchaser agree to provide reasonable assistance to support each other’s efforts to accomplish such transfer, modification or reissuance.

Section 7.12 Environmental. The Purchaser shall close in place or remove all sampling and monitoring wells and other equipment associated with, and all wastes generated by, the Clay Remediation in accordance with applicable Laws. “Clay Remediation” means all Remedial Action necessary to obtain No Further Action Status with respect to Spill #1411524 with respect to the presence of Hazardous Materials at the Owned Property in Clay, New York. Attached hereto as Exhibit H is a true, correct and complete copy of the No Further Action letter delivered to the Sellers by the New York State Department of Environmental Conservation with respect to such spill.

Section 7.13 Tax Matters. The Sellers and the Purchaser hereby agree that all economic benefits incurred from the operation of the Assets and the Business shall inure to the benefit of the Purchaser from and after the Effective Date. As such, the Purchaser hereby agrees to report all items of income, gain, loss, deduction and credit attributable to the ownership and operation of the Assets and the Business from and after the Effective Date and pay all Taxes attributable to the ownership and operation of the Assets and the Business from and after the Effective Date. The Sellers hereby agree to either pay to the applicable Governmental Entity, in the ordinary course of business, or if not previously paid to the applicable Governmental Entity, deliver to Purchaser (i) all payments of Taxes collected by the Sellers attributable to the operation of the Business from and after the Effective Date through the Closing Date and (ii) all Tax withholding amounts attributable to payments of compensation to employees of the Sellers (other than Union Employees (as defined in the Transition Services Agreement)) from and after the Effective Date. The Sellers and the Purchaser hereby agree to cooperate, as necessary, to enable the Purchaser to properly report all items of income, gain, loss, deduction and credit, and remit to the appropriate Governmental Entity all Taxes, attributable to the ownership and operation of the Assets and the Business from and after the Effective Date.

Section 7.14 Consents. The Sellers and Purchaser hereby acknowledge that Sellers have disclosed certain consents as set forth in Schedule 4.5 of this Agreement. Notwithstanding the closing delivery obligation set forth in Section 9.1(e), the Sellers and Purchaser hereby agree to close this transaction without obtaining such disclosed consents and acknowledge that the failure to obtain such consents prior to Closing shall not be deemed a default under this Agreement.

ARTICLE VIII

CLOSING DATE

Section 8.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing (the “Closing”) shall take place on the date hereof, unless another time or date, or both, are agreed to in writing by the Parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

ARTICLE IX

CLOSING DELIVERIES

Section 9.1 Items to be Delivered by the Sellers and the Shareholders.

(a) the Escrow Agreement substantially in the form of Exhibit B, duly executed and delivered by the Sellers and the Shareholders;

(b) a consulting agreement substantially in the form of Exhibit C, duly executed and delivered by each of the Shareholders;

(c) a certificate duly executed and delivered by the Secretary of each Seller, dated effective as of the Effective Date, as to (1) the good standing of such Seller in its jurisdiction of formation, (2) the certification of such Seller’s certificate of incorporation, articles of organization, bylaws and operating agreement, as applicable, and (3) the effectiveness of the resolutions of the Shareholders and members, as applicable, authorizing the execution, delivery and performance hereof by the Sellers passed in connection herewith and the transactions contemplated hereby;

(d) executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents, dated effective as of the Effective Date, transferring to the Purchaser all of the Sellers’ right, title and interest in and to the Assets, together with possession of the Assets, including a bill of sale substantially in the form of Exhibit D;

(e) documents evidencing the Sellers’ assignment of the Contracts and the Assumed Liabilities, including the Assignment and Assumption Agreement substantially in the form of Exhibit E (the “Assignment and Assumption Agreement”);

(f) payoff letters reasonably satisfactory to the Purchaser (the “Payoff Letters”) evidencing that the Closing Date Indebtedness will be repaid in full after disbursement of the amounts set forth therein from the Purchase Price;

(g) the Closing Statement in accordance with Section 3.2;

(h) evidence reasonably satisfactory to the Purchaser that all Liens affecting any Asset have been released or will be released upon repayment of the Closing Date Indebtedness pursuant hereto;

(i) an affidavit of non-foreign status complying with Section 1445 of the Code, duly signed by each Seller and each Shareholder;

(j) a transition services agreement substantially in the form of Exhibit F (the “Transition Services Agreement”), duly executed and delivered by Strathmore Products;

(k) a deferred compensation agreement substantially in the form of Exhibit G (the “Deferred Compensation Agreement”), duly executed and delivered by each of the Specified Employees; and

(l) such other documents as the Purchaser shall reasonably request.

Section 9.2 Items to be Delivered by the Purchaser.

(a) the portion of the Cash Consideration to be paid at Closing pursuant to Section 3.3(a)(v);

(b) an executed copy of the Assignment and Assumption Agreement;

(c) an executed copy of the Escrow Agreement;

(d) a certificate duly executed and delivered by the Secretary of Whitmore, dated effective as of the Effective Date, as to (1) the good standing of the Purchaser and Whitmore in their respective jurisdictions of formation and (2) the effectiveness of the resolutions of Whitmore authorizing the execution, delivery and performance hereof by the Purchaser and Whitmore passed in connection herewith and the transactions contemplated hereby; and

(e) a certificate of the Secretary (or equivalent officer) of Whitmore certifying the names and signatures of the officers of Purchaser and Whitmore authorized to sign this Agreement, the Purchaser Ancillary Documents, if applicable, and the other documents to be delivered hereunder and thereunder.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Sellers and the Shareholders.

(a) The Sellers and the Shareholders shall (subject to the limitations set forth in Section 10.5 below) indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of, relating to or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Sellers and the Shareholders in Article IV of this Agreement or in any Seller Ancillary Document;

(ii) any breach of any covenant, agreement or undertaking made by any Seller or any Shareholder in this Agreement or in any Seller Ancillary Document;

(iii) any liability or obligation of any Seller or any Shareholder of any nature whatsoever except the Assumed Liabilities, including, without limitation, the Specifically Excluded Liabilities;

(iv) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets on or prior to the Closing Date, except the Assumed Liabilities;

(v) any Closing Date Indebtedness not set forth on the Closing Statement;

(vi) any amounts payable to Mike Yauslin pursuant to section 7 of that certain letter agreement between Strathmore Products and Mike Yauslin dated April 17, 2015;

(vii) any amounts payable in respect of (a) that certain promissory note made by Strathmore Products in favor of Thomas Burr in the original principal amount of $1,250,000 or (b) that certain promissory note made by Strathmore Products in favor of William M. Udovich in the original principal amount of $1,250,000;

(viii) any of the Seller Benefit Plans in respect of or relating to any period ending on or prior to the Closing Date, including termination thereof; and

(ix) any liability or obligation of the Sellers or Shareholders for Taxes for any Pre-Closing Tax Period or any portion of a straddle period through the Closing Date.

(b) The Shareholders shall (subject to the limitations set forth in Section 10.5 below) indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to any breach or inaccuracy of any representation or warranty made by the Shareholders in Article V of this Agreement or in any Seller Ancillary Document.

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 10.2 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of, relating to or resulting from:

(a) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(c) except as it relates to or arises from a Purchaser Loss after the Closing Date, any liability or obligation of Purchaser of any nature whatsoever, including, but not limited to any liability or obligation arising out of or related to the Assumed Liabilities, after the Closing Date;

(d) except as it relates to or arises from a Purchaser Loss after the Closing Date, any event or circumstance occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets after the Closing Date; and

(e) at such time as the Indemnification Escrow Fund and the Net Working Capital Escrow Fund (each as defined in the Escrow Agreement) has been released, (i) the compensation payable to the Escrow Agent pursuant to the Escrow Agreement and (ii) the reduction of the Deferred Compensation Escrow Fund (as defined in the Escrow Agreement) as a result of the Escrow Agent’s exercise of its right of offset against such Deferred Compensation Escrow Fund as contemplated by the Escrow Agreement.

The Losses of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 10.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (“Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure or delay to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure or delay materially prejudices the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party shall be permitted to settle any Third-Party Claim without the prior written consent of the Indemnified Party if such Third-Party Claim seeks recovery of monetary damages only for which the Indemnifying Party has acknowledged its liability in writing and which are paid in full by the Indemnifying Party and such settlement includes the unconditional release of the Indemnified Party and its officers, directors, employees, and Affiliates from all liability in respect to such Third-Party Claim from each claimant and from the Indemnifying Party.

(b) In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Third-Party Claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim (“Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.3(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must first be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 10.4 Survival Period.

(a) The parties hereby acknowledge and agree that, to the fullest extent permitted by Law, they intend that this Agreement be, and that it will be treated and construed as, a contract under seal under Delaware Law with all of the consequences of such a contract under Delaware Law, including causing this Agreement to be subject to the twenty (20) year limitations period applicable to sealed instruments; provided, however, that the parties hereto agree that, notwithstanding the application of such longer limitations period under Delaware Law, the parties hereby agree to reduce the applicable limitations period for certain claims, as set forth in Section 10.4(b).

(b) The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen (18) months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.4 (Absence of Restrictions and Conflicts), Section 4.8 (Sufficiency of and Title to Assets), Section 4.24 (Affiliate Matters), Section 4.28 (Brokers, Finders and Investment Bankers), Section 5.1 (Authorization and Validity), Section 5.2 (Absence of Restrictions and Conflicts), Section 6.1 (Organization), Section 6.2 (Authorization) and Section 6.3 (Absence of Restrictions and Conflicts), (b) the covenants and agreements of the Parties hereunder and (c) Fraud Claims (as defined below) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; provided, further, that each of the representations and warranties contained in Section 4.17 (Taxes; Tax Returns), Section 4.19 (Seller Benefit Plans) and Section 4.22 (Environmental, Health and Safety Matters) shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, six (6) years following the Closing Date. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification shall have been asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits.

(a) Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Sellers or the Shareholders for indemnification under Section 10.1(a)(i) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $365,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for the entire amount of Purchaser Losses (including the initial $365,000); provided, however, that the Purchaser Basket shall not apply to Purchaser Losses based on (i) fraud or intentional misrepresentation (“Fraud Claims”) or (ii) inaccuracies or breaches of Fundamental Representations (as defined below). The total aggregate amount of liability of the Sellers and the Shareholders for Purchaser Losses with respect to any claims made under Section 10.1(a) shall be limited to (A) during the first eighteen (18) months after the Closing, fifty percent (50%) of the Purchase Price, (B) during the period after the first eighteen (18) months after the Closing and before the thirty-six (36) month anniversary of the Closing, twenty-five percent (25%) of the Purchase Price and (C) during the period after the thirty-six (36) month anniversary of the Closing, fifteen percent (15%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to Purchaser Losses arising, directly or indirectly, from Fraud Claims; provided, further, that inaccuracies or breaches of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.4 (Absence of Restrictions and Conflicts), Section 4.8 (Sufficiency of and Title to Assets), Section 4.24 (Affiliate Matters), Section 4.28 (Brokers, Finders and Investment Bankers), Section 5.1 (Authorization and Validity) and Section 5.2 (Absence of Restrictions and Conflicts) (collectively, “Fundamental Representations”), will be subject to a cap not to exceed the Purchase Price. Under no circumstances shall the total aggregate amount of liability of the Sellers and the Shareholders for Purchaser Losses under this Article X exceed the Purchase Price.

(b) The Sellers and Shareholders expressly agree that the Purchaser Indemnified Parties may recover from the Indemnity Escrow Amount on a joint and several basis all Purchaser Losses incurred pursuant to Section 10.1(a) and 10.1(b) until the Indemnity Escrow Amount is exhausted or released in accordance with the Escrow Agreement. In the event the Indemnity Escrow Amount is exhausted or has been released in accordance with the Escrow Agreement, then the Purchaser Indemnified Parties shall not be entitled, with respect to any Purchaser Losses, to recover from a Shareholder an amount (apart from any amount previously recovered from the Indemnity Escrow Amount) in excess of the product of (i) the amount of such Purchaser Losses and (ii) such Shareholder’s Pro Rata Portion.

(c) Solely for the purpose of determining the magnitude of related Losses in connection with a breach or inaccuracy of any representation or warranty under Section 10.1, each such representation or warranty should be read without reference to any materiality or Material Adverse Effect qualifications contained therein.

Section 10.6 Set-Off. The Purchaser shall be entitled, but not required, to set-off any amount or right it may be entitled to pursuant to this Agreement (including, without limitation, payments for indemnification obligations and payments in the event of a Working Capital Deficit), against any amount, right or obligation owed to any Seller or any Shareholder under this Agreement or any Seller Ancillary Document, including, without limitation, any Contingent

Consideration pursuant to Section 3.6. Notwithstanding anything to the contrary contained herein, the Purchaser and Whitmore shall have no right of set-off against the Deferred Compensation Escrow Amount.

Section 10.7 Payments from Escrow. Amounts paid by the Escrow Agent to any Purchaser Indemnified Party under the Escrow Agreement shall be treated as having been paid by the Sellers or a Shareholder (as applicable) to the Purchaser Indemnified Party for all purposes under this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by electronic mail, telecopy transmission, a national overnight courier service or registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	Strathmore Holdings, LLC
c/o The Whitmore Manufacturing Company
930 Whitmore Drive
Rockwall, TX 75087
Attn: Jeffrey Kilpatrick, CEO
Facsimile No.: (972) 722-4561
Email: jkilpatrick@whitmores.com

with a copy to:	Miller, Egan, Molter & Nelson LLP
2911 Turtle Creek Blvd., Suite 1100
Dallas, TX 75219
Attn: Michael Colvin
Facsimile No.: (214) 628-9505
Email: michael.colvin@milleregan.com

To the Sellers or the
Shareholders:	Eric T. Burr
1970 West Fayette Street
Syracuse, NY 13204
Facsimile No.: (315) 488-2715
Email: eburr@strathmoreproducts.com

William M. Udovich
1970 West Fayette Street
Syracuse, NY 13204
Facsimile No.: (315) 488-2715
Email: wudovich@strathmoreproducts.com

with a copy to:	Hancock Estabrook LLP
1500 AXA Tower I
100 Madison Street
Syracuse, NY 13202
Attn: Richard E. Scrimale
Facsimile No.: (315) 565-4600
Email: rscrimale@hancocklaw.com

or to such other representative or at such other postal address, facsimile number or electronic mail address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) upon transmission by electronic mail if receipt is confirmed, (d) on the first (1st) Business Day following delivery to a national overnight courier service or (e) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 11.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser or to its lenders under its credit facilities. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5 Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Except with respect to any action, dispute, suit or proceeding arising under Section 3.5 or 3.6 hereof, each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, any court of the State of Delaware sitting in the County of New Castle, and the appellate courts having jurisdiction of appeals in such courts for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 11.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic mail, facsimile or other electronic means), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and, only with respect to Article X, the Purchaser Indemnified Parties and the Seller Indemnified Parties and the respective successors or permitted assigns of each of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.9 Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.10 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.11 Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 11.12 Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits of this Agreement.

Section 11.13 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.14 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel and (b) the Sellers shall pay the fees, costs and expenses of the Sellers and Shareholders incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, bankers, accountants and counsel to the Sellers and Shareholders.

Section 11.15 Arbitration.

(a) The Purchaser and the Sellers hereby agree that any dispute, controversy or claim arising out of and/or relating to this Agreement, the transactions contemplated hereby or the termination hereof, or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et. seq. After the arbitration has been initiated, any party may assert any cross or counterclaims in the arbitration. The arbitration shall be conducted and administered by the office of the American Arbitration Association (“AAA”) according to the AAA’s Commercial Arbitration Rules and Mediation Procedures (“AAA Rules”) then in effect. The arbitration shall be conducted before a single arbiter (the “Arbiter”) selected by agreement of the Purchaser and the Sellers. If the Purchaser and the Sellers are unable to agree upon the selection of the Arbiter, then the AAA Rules will be used to select the Arbiter. The Arbiter shall have the power to determine its own jurisdiction and shall render a single written decision that is based on applicable legal principles. The Arbiter may enter a default decision against any party who fails to participate in the arbitration proceedings. All claims or disputes subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective or representative action.

(b) The decision of the Arbiter on the points in dispute will be final, conclusive, unappealable and binding, and judgment on the award may be entered in the highest court of the forum (whether the enforcement action is brought originally in Delaware State courts or Delaware federal courts) having jurisdiction over the issues addressed in the arbitration. The parties agree that this Section 11.15 has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that these arbitration provisions will be grounds for dismissal of any court action commenced by either party arising out of and/or relating to this Agreement, the transactions contemplated by this Agreement or the termination hereof, or the arbitrability of any controversy or claim, other than post-arbitration actions by either party seeking to enforce an arbitration award. If any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim or controversy covered by this Agreement to proceed in court, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation, in accordance with Section 11.5 hereof.

(c) The arbitration administration fees and expenses and the arbitrator’s fees and expenses shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand, unless otherwise required by applicable state law, provided that the Purchaser and the

Sellers shall pay for and bear the costs of their own experts, evidence and representation, and provided that the substantially prevailing party as determined by the Arbiter shall be entitled to an award of the costs and expenses detailed in this paragraph.

(d) The parties will keep confidential, and will not disclose to any person or entity, except to their spouse if any, attorneys or auditors, or as may be required by law, the existence of any dispute, claim or controversy under this Section 11.15, the referral of any such dispute, claim or controversy to arbitration or the status or resolution thereof. Notwithstanding this paragraph, in order to enforce the arbitration award, the parties may file the arbitration award with a court having jurisdiction thereof.

(e) The Purchaser and the Sellers acknowledge that this agreement to submit to arbitration includes all controversies or claims of any kind, whether in contract or in tort, statutory or common law, legal or equitable, now existing or hereafter arising under any federal, state, local or foreign law. The Purchaser and the Sellers hereby waive all rights hereunder to have a judicial tribunal and/or a jury determine such claims.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

Attest/Witness:		STRATHMORE HOLDINGS, LLC (SEAL)

		By:	The Whitmore Manufacturing Company,
As its Member

/s/ Lisa Smith			By:	/s/ Chuck Hosler
Name:	Lisa Smith		Name:	Chuck Hosler
Title:	Exec Assistant		Title:	Chief Financial Officer

SELLERS:

Attest/Witness:		STRATHMORE PRODUCTS, INC. (SEAL)

/s/ Richard Schmale		By:	/s/ Eric T. Burr
Name:	Richard Schmale	Name:	Eric T. Burr
Title:	Attorney	Title:	Chief Executive Officer

Attest/Witness:		STRATHMORE PRODUCTS OF LONGVIEW, LLC (SEAL)

/s/ Richard Schmale		By:	/s/ Eric T. Burr
Name:	Richard Schmale	Name:	Eric T. Burr
Title:	Attorney	Title:	Manager

Attest/Witness:		STRATHMORE PRODUCTS OF HOUSTON, LLC (SEAL)

/s/ Richard Schmale		By:	/s/ Eric T. Burr
Name:	Richard Schmale	Name:	Eric T. Burr
Title:	Attorney	Title:	Manager

Attest/Witness:		SP WALLER, LLC (SEAL)

/s/ Richard Schmale		By:	/s/ Eric T. Burr
Name:	Richard Schmale	Name:	Eric T. Burr
Title:	Attorney	Title:	Manager

SHAREHOLDERS:
/s/ Eric T. Burr
ERIC T. BURR
/s/ William M. Udovich
WILLIAM M. UDOVICH

THE WHITMORE MANUFACTURING COMPANY

By:	/s/ Chuck Hosler
Name:	Chuck Hosler
Title:	Chief Financial Officer